EXHIBIT 21

Subsidiaries of the Registrant

MacroChem Corporation, a Delaware company

Virium Pharmaceuticals, Inc., a Delaware company

Somanta Pharmaceuticals, Inc., a Delaware company

Tacora Corporation, a Delaware company

Virologix Corporation, a Delaware company